Exhibit 5.1

Dinsmore & Shohl LLP
255 East Fifth Street, Suite 1900
Cincinnati, OH 45202

(513) 977-8200 ^ (513) 977-8141 (fax)
www.dinsmore.com

November 14, 2014

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd.

Knoxville, Tennessee 37932

Ladies and Gentlemen:

We are acting as counsel to Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers senior debt securities (“Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities,” and together with the Senior Debt Securities, the “Securities”). The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Securities, the Senior Debt Securities will be issued under a senior indenture dated as of December 1, 2011 (the “Senior Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of December 1, 2011, (the “First Supplemental Indenture”), and the Subordinated Debt Securities will be issued under a subordinated indenture, (the “Subordinated Indenture,” each of the Senior Indenture and the Subordinated Indenture, an “Indenture,” and together the “Indentures”), to be entered into between the Company and the Trustee.

We have reviewed the Registration Statement, including the Indentures filed as exhibits to the Registration Statement, and we have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for this opinion.

In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed and delivered any of the aforesaid documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy of the factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities when issued and sold by the Company will be valid and binding obligations of the Company, enforceable against the Company according to their terms.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed that (a) the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy the legal requirements necessary to make such agreement or obligation enforceable (except that no such assumption is made as to the Company regarding matters of the federal laws of the United States of America, the laws of the State of New York or the Ohio General Corporation Law that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the Securities), (b) the Registration Statement will be effective, and (c) the Securities will be established, and duly executed and authenticated in accordance with the applicable Indenture, or any supplemental indenture thereto, and sold as contemplated by the Registration Statement. In addition, this opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in equity or at law).

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered, issued and sold as contemplated by the Registration Statement, (iii) the terms of all Securities will conform to the forms thereof contained in the applicable Indenture, or any supplemental indenture thereto, and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Indentures have been duly authorized, executed and delivered by the Company and the Trustee at the time of the issuance of the Securities and will conform to the form thereof contained in the Registration Statement, (v) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof, and will enter together with the Trustee into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action, (vii) the Senior Indenture has been, and the Subordinate Indenture will be, duly qualified under the Trust Indenture Act of 1939 and (viii) if required, certificates representing the Securities will be duly executed and delivered and, to the extent required by the applicable Indenture, duly authenticated and countersigned.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

The foregoing opinion is limited to those portions of the federal laws of the United States of America, the laws of the State of New York and the Ohio General Corporation Law that in our experience are normally applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the Securities (including the Constitution of the State of New York and the Constitution of the State of Ohio and the judicial decisions interpreting the foregoing).

This opinion is rendered as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to revise or supplement this opinion in the event of any change in applicable law, by legislative action, judicial interpretation or otherwise, or in the event that any laws may take effect after the date hereof, or in the event of any change in the facts upon which any of the opinions herein is based.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm, in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto, under the heading “Legal Matters,” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DINSMORE & SHOHL LLP